Exhibit 99.1

FOR IMMEDIATE RELEASE

GlucoTrack® Maker Appoints New Chief Financial Officer

Ashdod, Israel, February 6, 2017 /PRNewswire/ — Integrity Applications, Inc. (OTCQB: IGAP), maker of GlucoTrack®, a non-invasive device for measuring glucose levels of people with Type 2 diabetes and pre-diabetics, announced today the appointment of Sami Sassoun as chief financial officer (CFO) effective February 1st, 2017. Mr. Sassoun will be succeeding Eran Hertz, who is expected to remain with the company for an undetermined period of time to assist the new CFO, Mr. Sassoun, in the transition.

Mr. Sassoun brings an extensive background in corporate finance and fund-raising, financial controls and operations, audit, accounting and investor relations to the company. His experience spans public accounting, investment banking and growth-stage companies in the US, Europe and Israel. As CFO, Mr. Sassoun will be responsible for ensuring that the finance organization can enable continued growth as the company capitalizes on the global opportunity for its GlucoTrack® product.

Mr. Sassoun joins Integrity Applications from Bedrock Enterprises, a boutique consulting firm that he founded. Previously he held the position of chief financial officer for multiple public and private companies in several industries. Mr. Sassoun began his career as an accountant with Cohn Reznick, an accounting, tax and advisory firm,  followed by vice president of finance and operations with Brean Murray & Co, an investment banking firm based in New York City.  Mr. Sassoun obtained his Certified Public Accountant certificate in 1992, and holds a B.S. in accounting from Rutgers University.

“We are very pleased to welcome Sami as our chief financial officer and member of the executive team,” said Avner Gal, chief executive officer of Integrity Applications. “His breadth of experience in capital markets and public company accounting will assist Integrity in attaining its goals as we continue our transition to a commercial stage company.” Mr.  Gal thanked Mr. Hertz, on behalf of the board of directors, for his service to the company for over three years as its CFO and for his willingness to stay on to assist Mr. Sassoun in the transition.

About GlucoTrack®
GlucoTrack® is a non-invasive device that measures and displays an individual’s glucose level in less than a minute without requiring a finger stick to draw blood.

GlucoTrack® features a small sensor that clips to the earlobe and measures the wearer’s glucose level by taking measurements using three technologies. The measured signals are analyzed using a proprietary algorithm and displayed on a small handheld device the size of a mobile phone. The derived glucose measurement is also announced verbally, facilitating use by vision-impaired diabetes patients.

GlucoTrack® has received CE Mark and KFDA approvals for Type 2 diabetes and pre-diabetics, and is currently being commercialized in Europe, South Korea and other geographical areas.

GlucoTrack® is expected to begin clinical trials for United States FDA approval in early 2017. The product is currently experimental in the United States and is limited to investigational use only.

About Integrity Applications, Inc.
Integrity Applications was founded in 2001 and is focused on the design, development and commercialization of non-invasive glucose monitoring technologies for patients with diabetes and pre-diabetics. The company has developed GlucoTrack®, a proprietary noninvasive glucose monitoring device designed to obtain glucose level measurements in less than a minute without the pain, incremental cost, difficulty or discomfort of conventional invasive finger stick devices. Integrity Applications operates primarily through its wholly-owned Israeli subsidiary, A.D. Integrity Applications, Ltd. For more information, please visit www.integrity-app.com and www.glucotrack.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “expect”, “plan” and “will” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect Integrity Applications’ actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Integrity Applications’ results include, but are not limited to, the ability of Integrity Applications to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including FDA approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to its current and future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Integrity Applications’ filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the SEC on March 30, 2016.

Contact:
Sami Sassoun, CFO Integrity Applications, SamiS@integrity-app.com
+972 (8) 675-7878 Ext. 400